FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT
In consideration of the mutual covenants contained herein, Energizer Holdings, Inc. (“Company”) and the undersigned recipient (“Recipient”) hereby agree as follows:
ARTICLE I
COMPANY COVENANTS
The Company hereby covenants:
1.Award.
The Company, pursuant to the Energizer Holdings, Inc. 2023 Omnibus Incentive Plan (the “Plan”), grants to Recipient a Restricted Stock Unit Award (“Restricted Units”) of [___________] restricted common stock units (“Total Restricted Units”). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions and is granted on [___________] (“Date of Grant”).
2.Vesting; Payment.
Provided that such Restricted Units have not been forfeited pursuant to Article I, Section 5, the Restricted Units granted to Recipient will vest [___________], subject to the provisions of this Award Agreement (such date is hereinafter referred to as a “Vesting/Payment Date”).
On the Vesting/Payment Date, the Company shall transfer to the Recipient or his or her beneficiary one share of the Company’s Common Stock, $0.01 par value (“Common Stock”), for each Restricted Unit that so vests. Such shares of Common Stock shall be issued to the Recipient or his or her beneficiary on, or as soon as practicable after, the Vesting/Payment Date, but in no event later than the last day of the calendar year in which such Vesting/Payment Date occurs, or, if later, the 15th day of the third month following the end of the month in which such Vesting/Payment Date occurs.
3.Additional Cash Payment.
On the Vesting/Payment Date (or the date of transfer of accelerated Restricted Units pursuant to Article I, Section 4), the Company shall pay the Recipient or his or her beneficiary an amount equal to the amount of cash dividends, if any, that would have been paid to the Recipient between the Date of Grant and such Vesting/Payment Date had vested shares of Common Stock been issued to the Recipient in lieu of the Restricted Units that so vested as well as any cash dividends for which the record date has passed but the payment date has not yet occurred. Such amounts shall be paid in a single lump-sum on such Vesting/Payment Date or as soon as practicable following an accelerated vesting event described in Article I, Section 4 which requires payment prior to the Vesting/Payment Date, but in all cases not later than the 15th day of the third month following the end of the month in which such Vesting/Payment Date or accelerated payment date occurs. No interest shall be included in the calculation of such additional cash payment.

4.Acceleration.
Notwithstanding the provisions of Article I, Section 2, all Restricted Units then outstanding will immediately vest in the event of:
(a)the Recipient’s death; or
(b)the Recipient’s Disability.
Notwithstanding the foregoing or the provisions of Article I, Section 2, the Restricted Units are subject to the provisions of Section IX.G. of the Plan.
Upon vesting, as described in this Article I, Section 4 due to the Recipient’s death or Disability, the Company shall transfer to the Recipient or his or her beneficiary one share of the Company’s Common Stock for each Restricted Unit that so vests. Any shares so transferrable shall be issued to the Recipient or his or her beneficiary on, or as soon as practicable after the date of such accelerated vesting, but in no event later than the last day of the calendar year in which such event occurs or, if later, the 15th day of the third calendar month following the month in which such vesting event occurs.
5.Forfeiture.
All rights in and to any and all Restricted Units granted pursuant to this Award Agreement, and to any shares of Common Stock that would be issued to the Recipient in connection with the vesting of such Restricted Units that have not vested by the Vesting/Payment Date, as described in Article I, Section 2, or as described in Article I, Section 4, shall be forfeited. In addition, all rights in and to any and all Restricted Units granted pursuant to this Award Agreement that have not vested in accordance with the terms hereof, and to any shares of Common Stock that would be issued to the Recipient in connection with the vesting of such Restricted Unit, shall be forfeited upon:
(a)the Recipient’s Termination of Employment (whether involuntary or voluntary), except under the circumstances described in Section IX.G. of the Plan; or
(b)a determination by the Human Capital Committee of the Board of Directors of the Company (the “Committee”) that the Recipient has violated the Company’s Code of Conduct, engaged in Competition (as defined in the Plan) with the Company or engaged in other conduct contrary to the best interests of the Company in violation of Article II of this Agreement.
6.Shareholder Rights; Adjustment of Units.
Recipient shall not be entitled, prior to the issuance of shares of Common Stock in connection with the vesting of a Restricted Unit, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares. Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section VIII of the Plan. The number of Restricted Units credited to Recipient shall be adjusted in accordance with the provisions of Section IX.F. of the Plan.

7.Other.
The Company reserves the right, as determined by the Committee, to convert the Restricted Units granted pursuant to this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder. Notwithstanding the foregoing, the Company shall not so convert such Restricted Units to the extent such conversion could result in the imposition of negative tax consequences for the Recipient under Code Section 409A. Shares of Common Stock shall be withheld in satisfaction of federal, state, and local or other international withholding tax obligations arising upon the vesting of such Restricted Units. Shares of Common Stock tendered as payment of required withholding shall be valued at the Fair Market Value of the Company’s Common Stock on the date such withholding obligation arises.
8.Code Section 409A.
It is intended that this Award Agreement either be exempt from or comply with the requirements of Code Section 409A. The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Award Agreement to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A). Notwithstanding any other provision of this Award Agreement or the Plan to the contrary, if a Recipient is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to the Recipient as a result of such Recipient’s “separation from service” under this Award Agreement or the Plan during the six-month period immediately following Recipient’s “separation from service” shall be accumulated and paid to the Recipient on the date that is as soon as administratively feasible after six months following such “separation from service”.
9.Definitions.
Except as otherwise provided below, all defined terms in this Award Agreement shall have the same meaning as such defined term has in the Plan:
Disability shall mean the Recipient is unable to perform the required duties in relation to their current occupation by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, provided that such disability results in the Recipient being considered “disabled” for purposes of Code Section 409A.
Termination of Employment shall mean a “separation from service” with the Company and its Affiliates within the meaning of Code Section 409A.
ARTICLE II
RECIPIENT COVENANTS
By executing this Award Agreement, Recipient hereby covenants to the following restrictions and agrees that each such restriction is reasonable, necessary, and enforceable for the protection of the goodwill and business of the Company:

1.Confidential Information.
Subject to Article II, Sections 6(b) and (c), Recipient agrees that Recipient shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Recipient’s assigned duties and for the benefit of the Company, either during the period of Recipient's employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its affiliates, or their businesses, which Recipient shall have obtained during Recipient's employment by the Company or an affiliate. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to Recipient; (b) becomes known to the public subsequent to disclosure to Recipient through no wrongful act of the Recipient or any of Recipient's representatives; or (c) Recipient is required to disclose by applicable law, regulation or legal process (provided that the Recipient provides the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (a) or (b) of the preceding sentence, Recipient's obligation to maintain such disclosed information in confidence shall not terminate if only portions of the information are in the public domain.
2.Non-Competition.
Recipient acknowledges that Recipient's services are of a unique nature for the Company that are irreplaceable, and that Recipient's performance of such services for a competing business will result in irreparable harm to the Company and its affiliates. Accordingly, during Recipient’s employment with the Company or any affiliate and for the two (2) year period thereafter, Recipient agrees that Recipient will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its affiliates is engaged on Recipient’s date of termination or in which the Company has proposed, on or prior to such date, to be engaged in on or after such date and in which Recipient has been involved to any extent (on other than a de minimus basis) at any time during the two (2) year period ending with Recipient’s date of termination, in any locale of any country in which the Company or any of its affiliates conducts business. This subsection shall not prevent Recipient from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.
3.Non-Solicitation of Customers
During Recipient’s employment with the Company or an affiliate and for the two (2) year period thereafter, Recipient agrees that Recipient will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any customer of the Company or any affiliate to purchase goods or services then sold by the Company or any affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer as could reasonably be expected to have the impact of interfering with the business between the Company and any customer of the Company.

4.Non-Solicitation of Employees.
During Recipient’s employment with the Company or an affiliate and for the two (2) year period thereafter, Recipient agrees that Recipient will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any employee of the Company or any affiliate to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to hire or to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee.
5.Non-Disparagement.
Subject to Article II, Section 6(b), Recipient agrees not to make any statements that disparage the Company or its affiliates or their respective employees, officers, directors, products or services, and the Company, by its execution of this Award Agreement agrees that it and its affiliates and their respective executive officers and directors shall not make any such statements regarding Recipient. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this subsection.
6.Reasonableness; Whistleblower Rights; Notice of Immunity Under the Defend Trade Secrets Act.
(a)In the event any of the provisions of this Article II shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.
(b)Recipient has the right under federal and state law to certain protections for cooperating with or reporting legal violations to various governmental entities. No provision in this Agreement (including in this Article II) prohibits Recipient, is intended to prohibit Recipient or should be construed or deemed to prohibit Recipient from filing a charge with, reporting violations to or cooperating or participating in an investigation with, any governmental entity or disclosing this Agreement to any governmental entity in connection therewith, and Recipient may do so without disclosure to the Company. The Company may not retaliate against Recipient, cause Recipient to forfeit or return any compensation or benefits otherwise payable to Recipient or require Recipient to pay any liquidated damages for any of these activities, and nothing in this Agreement would require Recipient to waive any monetary award or other payment that Recipient might become entitled to from any governmental entity. Nothing contained in this Agreement prohibits or prevents Recipient from, or places limitations or restrictions on Recipient or is intended to prohibit or prevent Recipient from, or place limitations or restrictions on Recipient:
(i)filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any government agency (e.g., Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board, the Securities

and Exchange Commission (“SEC”), Department of Justice, Commodity Futures Trading Commission or Consumer Financial Protection Bureau), including communicating directly with the SEC staff about possible securities law violations;
(ii)making truthful statements or disclosures about alleged unlawful employment practices, retaliation, wage and hour violations or workplace discrimination, harassment, sexual harassment or assault, or any other law that is enforced by the EEOC or similar state agency; or
(iii)making any disclosure or statement that an employer may not contractually prohibit an employee from making under applicable law, including under Section 7 of the National Labor Relations Act and/or complementary state or local laws.
(c)Notwithstanding any other provision of this Agreement to the contrary: (i) pursuant to 18 U.S.C. §1833(b), Recipient will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (ii) if Recipient files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Recipient may disclose the Company’s trade secrets to Recipient's attorney and use the trade secret information in the court proceeding if Recipient (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
7.Equitable Relief.
(a)Recipient acknowledges that the restrictions contained in this Article II are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have granted Recipient this Award Agreement in the absence of such restrictions, and that any violation of any provisions of this Article II will result in irreparable injury to the Company and its affiliates. By agreeing to accept this Award Agreement, Recipient represents that Recipient’s experience and capabilities are such that the restrictions contained herein will not prevent Recipient from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Recipient further represents and acknowledges that Recipient has been advised by the Company to consult Recipient’s own legal counsel in respect of this Award Agreement, and Recipient has had full opportunity, prior to agreeing to accept this Award Agreement, to review thoroughly its terms and provisions with Recipient’s counsel.
(b)Recipient agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article II, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
(c)Recipient irrevocably and unconditionally consents to the service of any process, pleadings notices or other papers in a manner permitted by law.
8.Waiver; Survival of Provisions.
The failure by the Company to enforce at any time any of the provisions of this Article II, or to require at any time performance by Recipient of any provisions hereof, shall in no way be construed to be a release of Recipient or waiver of such provisions or to affect the validity of this Award Agreement or any part hereof, or the right of the Company thereafter to enforce every such provision in accordance with the terms of this Award Agreement. The obligations contained in this Article II shall survive the termination of Recipient’s employment with the Company or any affiliate and shall be fully enforceable thereafter.
ARTICLE III
OTHER AGREEMENTS
1.Clawback and Securities Trading Policy.
Recipient hereby agrees to be governed and bound by the terms of (a) the Energizer Holdings, Inc. Incentive Compensation Recoupment Policy, as may be amended from time to time, including such provisions therein that govern recoupment of amounts payable pursuant to this Award Agreement, (b) the Energizer Holdings, Inc. Securities Trading Policy, as may be amended from time to time, and (c) any similar policies adopted by the Company or the Board of Directors of the Company from time to time.
2.Notices.
Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.
3.Entire Agreement.
This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment, or waiver of any of the provision of this Award Agreement shall be effective unless in writing and signed by all parties hereto, except to the extent permitted by the Plan; provided that, no consent by the Recipient is required to the extent the Company desires to accelerate payment under this Award Agreement in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4). This Award Agreement constitutes the only agreement between the parties hereto with respect to the matters herein contained.
4.Waiver.

No change or modification of this Award Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Award Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.
5.Counterparts; Effect of Recipient’s Signature.
This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. The provisions of this Award Agreement shall not be valid and in effect until such execution by both parties. By the execution of this Award Agreement, Recipient signifies that Recipient has fully read, completely understands, and voluntarily agrees with this Award Agreement and knowingly and voluntarily accepts all of its terms and conditions.
6.Governing Law.
All questions pertaining to the validity, construction, execution, and performance of this Award Agreement shall be construed in accordance with, and be governed by, the laws of the State of Missouri, without giving effect to the choice of law principles thereof.
7.Effective Date.
This Award Agreement shall be deemed to be effective as of the Date of Grant.

IN WITNESS WHEREOF, the Company duly executed this Award Agreement as of the Date of Grant and Recipient duly executed this Award Agreement upon Recipient’s electronic acceptance of the award.

ACKNOWLEDGED AND ACCEPTED:	ENERGIZER HOLDINGS, INC.
Recipient	Mark S. LaVigne Chief Executive Officer